Filed Pursuant to Rule 433
Registration Statement No. 333-264624
Issuer Free Writing Prospectus dated August 11, 2022
Relating to Preliminary Prospectus dated July 11, 2022

Lichen China Limited

6,250,000 Class A Ordinary Shares

This free writing prospectus relates to the initial public offering of ordinary shares of Lichen China Limited (the “Company”) and should be read together with the preliminary prospectus dated July 11, 2022 (the “Preliminary Prospectus”) that was included in Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-264624), which can be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/0001876766/000121390022038487/ea162617-f1a2_lichenchina.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Univest Securities, LLC at 212-343-8888.

Lichen China Limited Investor Presentation (Nasdaq Proposed Ticker: LICN) August 2022 Issuer Free Writing Prospectus dated August 11 , 2022 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated July 11 , 2022 Registration Statement No. 333 - 264624

Free Writing Prospectus Statement This free writing prospectus relates to the proposed public offering of C lass A O rdinary S hares (“Class A Ordinary Shares”) of Lichen China Limited (“we”, “us”, or “our”) and should be read together with the Registration Statement we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 0001876766 / 000121390022038487 /ea 162617 - f 1 a 2 _lichenchina . htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Univest Securities, LLC, 75 Rockefeller Plaza, Suite 18 C, New York, NY 10019 , or via email : info @univest . us , or contact Lichen China Limited via email : ir@lichenzx . com . 2

Forward - Looking Statement This presentation contains forward - looking statements . All statements contained in this presentation other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements . The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward - looking statements . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “ Risk Factors” section . Moreover, we operate in a very competitive and rapidly changing environment . New risks emerge from time to time . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . You should not rely upon forward - looking statements as predictions of future events . The events and circumstances reflected in the forward - looking statements may not be achieved or occur . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements . Except as required by applicable law, we undertake no duty to update any of these forward - looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations . 3

Offering Summary Issuer Lichen China Limited Securities Class A Ordinary Shares Offering Type Initial Public Offering Proposed Listing/Symbol Nasdaq Capital Market: LICN Ordinary Shares Offered 6,250,000 Class A Ordinary Shares, or 7,187,500 Class A Ordinary Shares if the underwriters exercise their over - allotment option in full Offering Price $ 4.00 per Class A Ordinary Share Gross Proceeds approximately $ 25 . 00 million (based upon an assumed initial public offering price of $ 4 . 00 per Class A Ordinary Share) excluding proceeds from the exercise of the Underwriters’ over - allotment option Use of Proceeds • 30% for expanding financial and taxation solution services • 20% for strengthening R&D capabilities and expanding self - developed software • 20% for improving brand recognition through multi - channel marketing • 30% for working capital and general corporate matters Underwriter Univest Securities, LLC 4 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Corporate Structure



Ya Li
100%
Silver sky Investment limited
Pre-offering: 0% Class A / 100% Class B / total voting 86.96%
Post-offering: 0% Class A / 100%Class B / total voting 86.96%
Pre-offering:0% Class A / 0% Class B / total voting 0%
Post-offering: 31.65% Class A / 0% Class B / total voting 4.13%
IPO Investors
others
Pre-offering: 100% Class A / 0% Class B / total voting 13.04%
Post-offering: 68.35% Class A/ 0% Class B / total voting 8.91%
Lichen China Limited (“Lichen China”) (a Cayman Islands company)
100%
Legend Consulting Investments Limited (“legend Consulting BVI”) (a BVI company)
100%
Legend Consulting Limited (HK) (“Legend Consulting HK”) (a Hong Kong company)
Offshore
100%
Fujian Province Lichen Management and Consulting Company Limited (“Lichen WFOE” or “Lichen Zixun”) (a PRC company)
Onshore
100%
Xiamen City Legend Education Services Company Limited (“Lichen Education”) (a PRC company)

5

Note: Post offering percentage based on no exercise of underwriter’s over allotment.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

About Us LICHEN China Ltd Leading Financial and Taxation Service Provider in China in Terms of Revenue in 2019 1 17 + Years of Operation History Our Services • Financial and Taxation Solution Services • Education Support Services • Software and Maintenance Services in C hina Our Award & Recognition x Top 50 Providers of Management Consulting Services in China from 2012 to 2020 2 x Trustworthy Providers of Management Consulting Services in China in 2018 3 x First Batch Recommended List of National Providers of Management Consulting Services in China in 2017 4 6 Source : 1 According to the industry report of Frost & Sullivan and the report was commissioned by the Company . 2 China Enterprise Confederation Management Advisory Committee, 3 Corporate Management Magazine, 4 Ministry of Industry and Information Technology of China . See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Industry Overview Investment Highlights Business Strategies 01 0 2 0 3 0 4 Management & Board of Directors 0 5 CONTENTS Industry Opportunities What we do Why Lichen A look into the future 0 6 How we perform Financial Highlights Our Business Inside Lichen 7 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

01. Industry Overview 17.5 20.0 22.9 25.9 29.2 33.0 34.5 37.6 42.2 47.3 52.7 17.8 20.8 24.2 27.9 32.2 37.1 39.8 44.2 50.8 58.3 66.4 0.0 50.0 100.0 150.0 2014 2015 2016 2017 2018 2019 2020E 2021E 2022E 2023E 2024E 35.3 40.8 47.1 61.4 70.1 74.3 81.8 93.0 105.6 119.1 Revenue of Financial and Taxation Solution Services Market ( China ), classified by providers, 2014 - 2024E CAGR:14.7% CAGR:12.5% The Fast - Growing Financial and Taxation Solution Services Market RMB in Billions Solution Service Specialists 50.4% 51.0% 51.4% 51.9% 52.4% 52.9% 53.6% 54.0% 54.6% 55.2% 55.8% Other Service Providers 49.6% 49.0% 48.6% 48.1% 47.6% 47.1% 46.4% 46.0% 45.4% 44.8% 44.2% 53.8 Source : Frost & Sullivan See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 8

The Chinese Online and Offline Education Support Services Market 3 3.4 4 5.1 7.8 9.3 10.4 13.2 15.7 18.6 21.8 0 5 10 15 20 25 2014 2015 2016 2017 2018 2019 2020E 2021E 2022E 2023E 2024E Million Number of Participants of Education Support Services Market ( China ), 2014 - 2024E Growing Demands for High Level Talents 01 Online Education Revolution 02 Favorable Government Policy 03 9.6 11.5 14.3 19.8 31.5 40 47.5 65.2 81.9 102.3 127.3 0 20 40 60 80 100 120 140 2014 2015 2016 2017 2018 2019 2020E 2021E 2022E 2023E 2024E Revenue of Education Support Services Market ( China ), 2014 - 2024E 33.0% 14/19 CAGR 3 Major Drivers for Education Support Services Market in China 20/24E CAGR 27.9% 14/19 CAGR 20/24E CAGR 25.4% 20.3% RMB in Billions 01. Industry Overview Source : Frost & Sullivan See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 9 The Chinese Online and Offline Education Support Services Market

8.4 11.1 14.7 20.7 28.8 38.4 49.7 61.3 75.5 92.3 112.3 0 20 40 60 80 100 120 2014 2015 2016 2017 2018 2019 2020E 2021E 2022E 2023E 2024E CAGR:35.5% CAGR:22.6% 2.3 3.0 3.7 5.0 6.5 8.0 9.5 11.0 12.8 14.7 16.8 0.0 2.0 4.0 6.0 8.0 10.0 12.0 14.0 16.0 18.0 2014 2015 2016 2017 2018 2019 2020E 2021E 2022E 2023E 2024E Revenue of Software and Maintenance Services Market (China), 2014 - 2024E Number of Clients of Software and Maintenance Services Market (China), 2014 - 2024E CAGR:28.3% CAGR:15.3% 3 Major Drivers for Software and Maintenance Services Market in China RMB in Billions Development of Internet Technologies Higher Penetration Rate of Software and Maintenance Services Integration of Tax Systems 01 02 03 Million 01. Industry Overview Source : National Bureau of Statistics of China, Frost & Sullivan See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 10 The Software and Maintenance Services Market

02. Our Business ii i iii Main Services We Provide • Financial and Taxation R elated Management Consultation • Intern al Control Management Consultation • Annual or Regular Consultation • Internal Training and General Consultation • Marketing , Operational , and Technical Support • Sales of Teaching and Learning Materials • Financial and Taxation Training Software • Enterprise Financial Intelligence Analysis System V1.0 • Lichen Education Accounting Practice System V1.0 • Academic Affairs Management System Education Support Services Financial and Taxation Solution Services Software and Maintenance Services 11 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Financial and Taxation Related Management Consultation • Cost Management • Financial Risks Management • Computerized Financial Information System • Financial Management System Optimization 02. Our Business Our Financial and Taxation Solution Services Internal Control Management Consultation • Establishment of an Internal Control Management System • Establishment of an Internal Audit System • Establishment of Accounting System Annual or Regular Consultation • Annual Consultation • Tracking and Enhancing the Implementation of Our Recommendations • New suggestions and guidance • Regular Consultation • Financial Consultation • Compliance Consultation • Professional Training Internal Training and General Consultation • On - site internal training services • General consultation on an ad - hoc basis at customers’ requests on relatively simple matters Contributing ~77% of our Revenue in FY2021 12 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

02. Our Business Workflow of Our Financial and Taxation Solution Services • Establishment of an Internal Control Management System • Establishment of an Internal Audit System • Establishment of Accounting System Work Cycle about 10 - 16 Weeks On - site Inspections Project Diagnosis Report Preliminary Assessment, Proposal to Analyze the Feasibility & Timeline of the Projects • Conduct an on - site inspection • Provide Diagnosis Reports • Discuss with Customers • A number of tools and measures to ensure that consistent, professional and high - quality services • Corresponds with the latest trends and development in the financial and taxation regulations and policies of China • Experienced personnel in the financial and/or taxation sectors with professional qualification in accounting • ~ 2 to 4 weeks allocated to planning and designing the diagnosis report • ~ 7 to 9 weeks allocated to implementing the consultation plan and providing guidance to our customers • ~ 1 to 3 weeks allocated to assessment • Conduct interviews with directors, senior management and employees of the enterprise • Review corporate and financial documents, including those relating to history and corporate structure, organization structure, human resources management, internal control measures and sales invoice • Review business plans of the enterprise • Observe the day - to - day operations of the enterprise Implement the Recommended Measures 1 Stringent Quality Control over the Services 2 Tailor Solutions to Our Customers’ Need 3 5 6 7 4 13 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Education Support Services & Software and Maintenance Services Education Support Services Marketing, Operational and Technical Support Sales of Teaching and Learning Materials • Partnership Agreements with Partnered Institutions • Provide high - end courses aimed at financial and taxation practitioners • Accounting Licensing • Accounting Practice • Financial Management • Financial Tools • Non - financial Management • Taxation Practice Courses Software And Maintenance Services Enterprise Financial Intelligence Analysis System V 1 . 0 Lichen Education Accounting Practice System V 1 . 0 • Financial and taxation management analysis tool for corporate daily operations • Developed in 2017 and commercialized for sale in 2019 • A financial and taxation training system developed in 2014 • Focuses on students’ or users’ practice experience on various accounting tasks 02. Our Business 25 Partnered Institutions in 12 Provinces or Municipalities and 23 Cities in China Our Education Support Services & Software and Maintenance Services 14 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

02. Our Business Lichen Software and maintenance services Financial and taxation solution services Education support services Partnered Institutions Enterprise customers Enterprise customers Universities/ colleges/ educational institutes Course participants/ Targeted audience potential referral potential referral potential referral Seminars and talks under our “Lichen( 理臣 )” brand Synergies in our business model 15 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Our Business Model

Brand Recognition • Attract New Customers • Retain Business Collaboration • Maintain Our Relationships with Our Existing Clientele Enhance our Brand Awareness and Reputation Organize Marketing Activities • Seminar • Talk • Consultation Events Marketing Strategies • Production a nd Broadcasting of Financial and Taxation Videos and Programs • Internet and Conventional Advertisement Placing • Organizing and Sponsoring Marketing Events and Activities Hosted Events • Co - hosted the 2018 China Management Consulting Innovation Forum with the China Enterprise Confederation Management Advisory Committee • Hosted the 2019 Excellent Financial Manager Summit Forum in Xiamen Promotion and Marketing Efforts 02. Our Business 16 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Sales and Marketing

Customers Diverse Customer Base across 20+ Industries Listed Companies State - owned Enterprises Government Authorities Broad Geographical Locations in China Small and Medium - Sized Business Enterprises External Experts Education and Office Materials Providers A Media Company in China Suppliers 02. Our Business 17 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Our Main Suppliers and Customers

03. Investment Highlights Core Competitive Advantages In Doing Business 18 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. We have a recognized “ Lichen ” brand in the financial and taxation solution services industry in China . We enjoy the synergies from the business relationships with our Partnered Institutions . Our management team possesses a wide personal and business network, which provides us a valuable source of potential customers . Our R&D capabilities can further increase our competitiveness and better cater to our customers ’ needs . We develop a comprehensive range of services designed to meet the evolving demands of our customers . We are able to offer services to customers from a diversified range of industry sectors .

04. Business Strategies Expansion, R&D, and Customer Acquiring Expand Our Business in Financial and Taxation Solution Services • Establish representative offices in more cities . • Recruit additional staff to support our business expansion plans . • Strengthen our market position through acquisitions of other companies engaging in the provision of financial and taxation solution services in China . Strengthen Our R&D Capabilities and Expand the Self - developed Software Develop and upgrade : • Financial and taxation analysis software for business and commercial use . • Financial and taxation training software for teaching and learning - related use . Source for New Customers and Improve Our “Lichen” Brand • Search for educational institutions to sign as our Partnered Institutions . • Strengthen our cooperation with industry associations, chambers of commerce and corporate organizations to promote our services in China . Leveraging Lichen’s leading position in the financial and taxation solution services market in China and our professional and experienced management team, we strive to further expand our financial and taxation solution services business, continue to improve our R&D capabilities, and attract more valuable targeted customers in the future . 19 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

05. Management Team • Mr . Li has over 21 years of experience in accounting, education and finance . • Mr . Li has served as our Chairman since January 4 , 2017 and Chief Executive Officer since January 19 , 2018 . • Mr . Li was the Chairman and a member of the s upervisory board of Peixin International Group N . V . , a listed company on the Warsaw Stock Exchange in Poland (WSE stock code : PEX) and a member of the a udit committee and remuneration committee of the said supe rvisory board f rom September 2013 to September 2014 . • Mr . Li was the General Manager of Jinjiang Xingminqi Financial Consulting Co . , Ltd from January 2006 to September 2013 . • Mr . Li obtained his Bachelor’s degree of Management, majoring in Accountancy from a program jointly organized by The Open University of China and Beijing Technology and Business University in April 2010 . Zhixiang Fang Chief Financial Officer • Mr . Fang has over 24 years of experience in accounting . • Mr . Fang has served as our Chief Financial Officer since July 2018 . • Mr . Fang is the Independent Director of Mobile Internet (China) Holdings Limited f rom April 2021 to February 2022 . • Mr . Fang has served as the Deputy General Manager of Lichen Zixun since 2013 . • Mr . Fang obtained his diploma in Accounting from Anhui University of Technology (previously known as Anhui Commercial College), in June 1995 . He later completed a part - time top - up course in Accountancy at Hefei University of Technology in January 2008 . In December 2009 , Mr . Fang became a member of the Chinese Institute of Certified Public Accountants . In May 1999 , Mr . Fang was qualified as a Medium Level Accountant in China . Ya Li CEO & Chairman of the Board 20 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

• Mr . Deng has over 25 years of experience in the legal industry in China . • Mr . Deng has been appointed as the Independent Director and serving as the Chairman of the remuneration committee and a member of each of the audit committee and nomination committee of Yik Wo International Holdings Ltd . , a company listed on GEM of the Stock Exchange (stock code : 8659 ) since June 2020 . • Mr . Deng became a senior partner at Beijing Yingke (Fuzhou) Law Firm in July 2019 . • Mr . Deng obtained his Bachelor’s degree in Law from Fujian Normal University in June 1992 . After graduation, Mr . Deng became a lecturer at Fujian Mechanical and Electrical School (currently known as Fujian University of Technology) from August 1992 to April 1995 . Zhihuang Deng Independent Director Nominee & Chair of Compensation Committee Lourdes Felix Independent Director Nominee & Chair of Audit Committee • Ms . Felix is a female Hispanic entrepreneur and corporate finance executive with 30 years of combined experience in capital markets, public accounting and in the private sector . • Ms . Felix presently serves as Chief Executive Officer, Chief Financial Officer and Director of BioCorRx Inc . (OTCQB : BICX), a leader in addiction treatment solutions and related disorders . She has been with BioCorRx since October 2012 . • Ms . Felix is one of the founders of BioCorRx Pharmaceuticals Inc . , a majority owned subsidiary of BioCorRx Inc . • Ms . Felix obtained a Bachelor of Science degree in Accounting from University of Phoenix in 2005 . Kipton Cariaga Independent Director Nominee & Chair of Nominating Committee • Mr . Cariaga has over 10 years of experience in the financial industry . His expertise is in sales, marketing, education, equity and derivative markets, and strategic planning . • Mr . Cariaga founded Citrus Capital Consulting which offers business consulting services to startup companies looking to expand into international markets in May 2020 . • Mr . Cariaga is a General Partner in Citrus Grove Capital Management, a market - neutral hedge fund that helps wealthy individuals diversify their holdings since August 2021 . • Mr . Cariaga studied Finance at California State University from 2006 to 2011 and in 2009 , during his college days he worked for JPMorgan Chase and became a licensed investment professional holding a FINRA Series 6 , and 63 license as well as a California Life - Only insurance license from 2010 to 2014 . Ya Li CEO & Chairman of the Board • Mr . Li has over 21 years of experience in accounting, education and finance . • Mr . Li has served as our Chairman since January 4 , 2017 and Chief Executive Officer since January 19 , 2018 . • Mr . Li was the chairman and a member of the supervisory board of Peixin International Group N . V . , a listed company on the Warsaw Stock Exchange in Poland (WSE stock code : PEX) and a member of the audit committee and remuneration committee of the said supe rvisory board f rom September 2013 to September 2014 . • Mr . Li was the General Manager of Jinjiang Xingminqi Financial Consulting Co . , Ltd from January 2006 to September 2013 . • Mr . Li obtained his Bachelor’s degree of Management, majoring in Accountancy from a program jointly organized by The Open University of China and Beijing Technology and Business University in April 2010 . Yi Deng Director • Mr . Deng has been a member of our Group* for over 15 years . He was appointed as a Director on April 15 , 2018 . • Mr . Deng became a Deputy General Manager of Lichen Zixun since December 2013 . • Mr . Deng has been working at Huaqiao University as an instructor of postgraduate students since September 2018 . • Mr . Deng obtained a Master’s degree in Business Management from Huaqiao University in June 2016 . He graduated from Anhui University Law School in 2009 . Mr . Deng obtained his Junior College Education in Law from Anhui Sanlian Career Technical College (currently known as Anhui Sanlian University) in 2003 . 21 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Note : *“Group” are to Lichen China Limited and its consolidated subsidiaries collectively . 05. Board of Directors

06. Financial Highlights Key Financial Data of our Company 18.84 20.48 FY2020 FY2021 Gross Profit 8.70% 61.42% 59.70% FY2020 FY2021 Gross Margin 77% 14% 9% FY2021 Revenue Breakdown 76% 15% 9% FY2020 Revenue Breakdown 30.67 34.30 FY2020 FY2021 Revenue 11.83% US$ Million 6.41 8.46 FY2020 FY2021 Net Income 32.07% US$ Million US$ Million 22 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Note : Fiscal Year Ended December 31 Financial and Taxation Solution Services Education Support Services Software and Maintenance Services

Contact Ascent Investor Relations LLC Investor Relations Tina Xiao President Email: tina.xiao@ascent - ir.com Tel: +1 - 917 - 609 - 0333 Address: 733 Third Avenue, 16th Floor New York, NY 10017 USA Lichen China Limited Issuer Email: ir@lichenzx.com Tel: + 86 - 59585633335 Address: B2306, Block B, Tower 3, Jinjiang Wanda Plaza Commercial Complex, 888 Century Avenue, Meiling Street, Jinjiang, Fujian Province People’s Republic of China 362000 Univest Securities, LLC Underwriter Lichen China Limited Issuer Edric Guo CEO Email: yguo@univest.us Tel: +1 - 212 - 343 - 8888 Address: 75 Rockefeller Plaza, Suite 18C, New York, NY 10019